Exhibit 99.1
NEWS RELEASE APG: TSX AGT: AMEX

Apollo Gold Reports Fourth Quarter
and Year End 2005 Results

Denver, Colorado - April 3, 2006 - Apollo Gold Corporation (“Apollo” or the “Company”) (APG:TSX, AGT:AMEX) reports the results for the three months and year ended December 31, 2005 (in US dollars) as follows.

Results for the Fourth Quarter 2005 Compared to Fourth Quarter 2004

Apollo’s revenues from continuing operations for the three months ended December 31, 2005 decreased 45% to $7.0 million from $12.7 million for the three months ended December 31, 2004. Gold production decreased 58% to 5,026 ounces for the three months ended December 31, 2005 from 12,090 ounces for the three months ended December 31, 2004.

Apollo incurred a net loss of $4.2 million, or $0.04 per share, for the three months ended December 31, 2005, as compared to a net loss of $5.7 million, or $0.07 per share, for the three months ended December 31, 2004.

Results for 2005 Fiscal Year Compared to 2004 Fiscal Year

Apollo’s revenues from continuing operations for the year ended December 31, 2005 increased 13.1% to $43.3 million from $38.3 million for the year ended December 31, 2004. Gold production increased 30.7% to 44,099 ounces for the year ended December 31, 2005 from 33,743 ounces in 2004.

Apollo incurred a net loss of $22.2 million, or $0.22 per share, for the year ended December 31, 2005, as compared to a net loss of $31.0 million, or $0.39 per share, for the year ended December 31, 2004.

Discontinued Operations
On November 18, 2005 the Company sold its Nevada assets (the “Nevada Assets”), which consist of the Florida Canyon Mine, Standard Mine and four Nevada exploration properties. The Nevada Assets are classified as “assets related to discontinued operations” and have been separated from the other assets within the Consolidated Balance Sheets. Also, the Nevada Assets only appear as a single line within the Consolidated Statements of Operations called “Loss from discontinued operations.”

The Company’s total operating losses for the three months and year ended December 31, 2005 are as follows:

	Three months ended December 31,		Year ended December 31,
	2005 $ 000’s	2004 $ 000’s	2005 $ 000’s	2004 $ 000’s

Loss from continuing operations	(3,955)	(4,550)	(15,961)	(27,295)
Loss from discontinued operations	(293)	(1,191)	(6,247)	(3,712)
Net loss for the period	(4,248)	(5,741)	(22,208)	(31,007)

Loss from Continuing Operations - The Company had a loss from continuing operations of $4.0 million, or $0.04 per share, for the three months ended December 31, 2005 compared to a loss of $4.6 million, or $0.06 per share, for the same period 2004. The loss from continuing operations for the year ended December 31, 2005 was $16.0 million, or $0.16 per share, compared to a loss of $27.3 million, or $0.34 per share, for the same period 2004.

Loss from Discontinued Operations - For the three months ended December 31, 2005 the Company recorded a loss from discontinued operations of $0.3 million, or less than $0.01 per share, compared to a loss of $3.7 million, or $0.01 per share, for the same period 2004. The loss from discontinued operations for the year ended December 31, 2005 was $6.2 million, or $0.06 per share, compared to a loss of $3.7 million, or $0.05 per share, for the same period 2004. The loss from discontinued operations in 2005 includes an impairment of $8.7 million.

2005 Highlights

•	Nevada Assets - sold to Jipangu, Inc. for $14 million on November 18, 2005.

•
Black Fox Project - 44,000 meters (211 holes) of surface and underground core drilling completed at Black Fox in 2005 with gold grades and results indicating the mineralized zone is still open at depth and along strike. Expect to publish new reserves estimates in April 2006, which we expect will include underground reserves and we will issue an NI 43-101 report within 45 days of publishing the new reserves.

•	Montana Tunnels - produced 44,099 ounces of gold at the Montana Tunnels mine at a total cash cost of $563 per ounce.

•
Montana Tunnels - Open pit mining activity was suspended on October 21, 2005. Currently the mill continues to operate, processing low grade stockpiled ore and we expect to continue milling through the end of April 2006. In March 2006 the Company adopted a plan to dispose of the Montana Tunnels mine.

•
Huizopa - Increased interest in the Huizopa Project by 9% by acquiring Minas de Argonautas, the company with which Apollo originally entered into a joint venture on Huizopa, in the Sierra Madre area of Mexico.

•	Minera Sol de Oro, Apollo’s wholly owned subsidiary, acquired claims surrounding the Huizopa project and, as a result, expanded our overall land position in Mexico to a total of 128 sq kms.

Montana Tunnels Mine - Mining was suspended mid October 2005 as a result of pit wall instability in September and early October 2005 along the upper East Wall of the open pit. The instability is the result of a complex interaction between relatively weak, altered Lowland Creek Volcanic (LCV) rock units, steeply dipping faults and joints, and occasional zones of relatively less altered and more competent sub-vertical rock zones. Toppling type displacement patterns were evident where the more resistant rock outcrops within weak, sheared LCV rock units on the upper East Wall. The pattern of displacements that occurred during September and October 2005 was consistent with previous slope performance when active mining unloads the toe of the slope.

The on-going slope deformations resulted in too steep a slope between the ramps and weakening of the rock mass, creating localized instabilities along the haul ramp that reduced ramp width and increased the frequency of rock falls. We therefore decided on October 22, 2005, for safety reasons, to cease mining and retain a third party consultant to review mine design criteria and determine scenarios under which mining the pit could safely resume.

The consultant focused on geotechnical issues associated with the East Wall area and upper access ramp location for the open pit, completing its work in late November. The consultant developed several alternative mine designs and plans for ramp relocation, unloading the upper benches and remediation. Each plan calls for additional unloading of up to 4.6 million tons from upper benches of the East Wall to mitigate rock fall hazards by reducing slope deformation and rock mass degradation in the weak rock units exposed along the upper East Wall. The plans also call for a new, wider haul ramp to reduce the potential for haul ramp instability along the East Wall. In addition, mining practices would be changed to increase the rate at which upper benches are unloaded during mining operations. The estimated cost of completing the East Wall remediation, ramp widening and relocation work is approximately $12 million. Since the open pit mining operations were suspended, the mill has been producing gold doré and lead-gold and zinc-gold concentrates from low-grade stockpiled ore. On January 31, 2006 we gave a Workers Adjustment and Retraining Notification (“WARN”) Act Notice to all hourly and salaried Montana Tunnels Mining, Inc., employees. The WARN Act requires companies to give employees 60 days’ notice prior to a plant shutdown or mass layoff. We now expect to postpone a mass layoff until late April 2006 as we continue to mill low-grade stockpiled ore. In March 2006 the Company adopted a plan to dispose of the Montana Tunnels mine.

R. David Russell, President and Chief Executive Officer said “Our Company has streamlined its resources by holding Montana Tunnels Mining, Inc. out for sale and the recent reduction in our number of executive officers from seven down to three. With our newly structured Company, we can focus our resources on our Black Fox development property and Huizopa exploration property. We have engaged in an extensive drilling program at Black Fox since we last issued our reserve estimates in March 2004, with 527 core holes being completed in 2004 and 2005. We are now working diligently to publish new reserve estimates in April 2006.”

Consolidated Financial Results Summary
(All Dollars in US, 000's unless otherwise stated)

	Three months ended December 31,		Year ended December 31,
	2005	2004 (1)(2)	2005	2004 (1)(2)

Loss from continuing operations	($3,955)	($4,550)	($15,961)	($27,295)
(Loss) income from discontinued operations	($293)	($1,191)	($6,247)	($3,712)
Net loss	($4,248)	($5,741)	($22,208)	($31,007)

Basic and diluted net loss per share from (US$):
Continuing operations	($0.04)	($0.06)	($0.16)	($0.34)
Discontinued operations	($0.00)	($0.01)	($0.06)	($0.05)
	($0.04)	($0.07)	($0.22)	($0.39)

Basic and undiluted shares (weighted average) outstanding	106,869,494	81,073,691	101,811,291	78,716,042

Gold ounces sold (continuing operations)	5,026	12,090	44,099	33,743
Total cash costs per ounce (US$/oz) (3)	$762	$446	$563	$839

Average realized gold price (US$/oz)	$473	$403	$447	$376
Gold spot price per ounce (US$/oz) (4)	$485	$433	$445	$409

(1) Income numbers have been restated to reflect the change in accounting policy for deferred stripping implemented in the second quarter 2005.
(2) Certain of the comparative figures have been reclassified to conform to the current period presentation. In particular, the results of operations of the Nevada Assets for the three months and year ended December 31, 2005 have been classified as discontinued operations. Also, the production statistics reflect Montana Tunnels only.

(3) The term "total cash cost" is a non-GAAP financial measure and is used on a per ounce of gold sold basis.  Total cash cost is equivalent to direct operating cost as found on the Consolidated Statements of Operations and includes by-product credits for payable silver, lead, and zinc production.  We have included total cash cost information to provide investors with information about the cost structure of our mining operation. This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.

(4) Average gold price as per London PM fix.

Summary Operational Statistics (1)

	Year Ended December 31,
	2005	2004	2003
Production Summary
Gold ounces	44,099	33,743	44,124
Silver ounces	524,722	970,751	411,216
Lead pounds	10,428,061	10,064,265	10,843,184
Zinc pounds	22,380,136	26,222,805	21,792,452
Cash Cost Per Ounce
Cash Operating Cost/oz	$529	$798	$432
Total Cash Cost/oz	$563	$839	$457
Total Production Cost/oz	$618	$913	$596

Gold Reserves (ounces)	535,900	643,800	692,500

(1) Statistics for Montana Tunnels only. In March 2006, the Company adopted a plan to dispose of the Montana Tunnels mine.

Results of Operations Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenue from the Sale of Minerals from Continuing Operations (Montana Tunnels).

Revenues from continuing operations for the year ended December 31, 2005 increased 13.1% to $43.3 million from $38.3 million for the year ended December 31, 2004, primarily due to higher gold production at Montana Tunnels and higher metals prices.

Revenues from gold for the year ended December 31, 2005 increased 40.1% to $19.7 million from $14.1 million for the year ended December 31, 2004. The average price received for gold for the years ended December 31, 2005 and 2004 was $447 and $417 per ounce, respectively.

Revenues from silver, zinc and lead for the year ended December 31, 2005 decreased 2.7% to $23.5 million from $24.2 million during 2004.

For the year ended December 31, 2005, 46% of our revenue was derived from sales of gold and 54% from sales of silver, zinc and lead, compared to 37% from sales of gold and 63% from sales of silver, zinc and lead for 2004.

Gold production increased 30.7% to 44,099 ounces for the year ended December 31, 2005 from 33,743 ounces in 2004. Most of this production was derived from modeled and unmodeled “fringe” ores mined from the open pit through October 2005. As a result of pit wall instability, open pit mining operations were suspended mid October 2005 and subsequent metal production was from processing lower grade stockpiled ore.

Operating Expenses

Direct Operating Costs. Direct operating costs for the year ended December 31, 2005 decreased 7.8% to $48.4 million from $52.5 million for the year ended December 31, 2004, primarily due to moving 62% more tons of waste and ore in 2004 than in 2005. These amounts include mining and processing costs, as well as smelting and refining charges. Total cash cost per ounce for the year ended December 31, 2005 decreased 36.9% to $563 from $838 for the year ended December 31, 2004. Although the total cash cost per ounce was lower than in 2004, it was higher than expected due to remediation expenses related to pit wall instability throughout the year, which eventually led to the suspension of mining in the open pit in mid October 2005. Additionally, higher fuel, energy and commodity prices contributed to the higher than expected costs, with fuel prices peaking at $2.56 per gallon during 2005.

Depreciation and Amortization. Depreciation and amortization expenses remained at $2.6 million for the year ended December 31, 2005, the same as in 2004.

General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2005 increased 6.9% to $7.6 million from $7.1 million for the year ended December 31, 2004, primarily due to increased legal and accounting expenses incurred in connection with our financing transactions, exchange listing fees, the cost of our Sarbanes-Oxley efforts for the year, as well as the accrual for the costs related to the severance paid to the four departed executive officers and to the amended agreements of the three remaining officers.

Stock-based Compensation. In the year ended December 31, 2005, we also incurred stock-based compensation of $597,000 resulting from the issuance of stock options to our employees. This compares to $767,000 in 2004.

Accretion Expense. In the year ended December 31, 2005, we accrued accretion expense of $0.9 million, relating to accrued site closure costs at our Montana Tunnels mine as compared to $0.8 million in 2004.

Exploration and Business Development. The cost of exploration, consisting of drilling and related expenses, totaled $0.9 million and $1.1 million for the years ended December 31, 2005 and 2004, respectively. Costs incurred at Black Fox for drilling and development were capitalized under Canadian GAAP.

Total Operating Expenses. As a result of these expense components, our operating expenses for the year ended December 31, 2005 decreased 6.1% to $60.9 million from $64.8 million for the year ended December 31, 2004, primarily due to a decrease in costs during the fourth quarter 2005 as a result of suspending open pit mining at Montana Tunnels in October 2005. The decrease in operating expenses was partially offset by increased general and administrative expenses.

Interest Income and Interest Expense. We realized interest income of $397,000 during the year ended December 31, 2005 compared with $313,000 for the year ended December 31, 2004. We incurred interest expense of $2,533,000 during 2005 and $252,000 during 2004. The increase in interest expense is due to accretion on the convertible debentures, which were issued in November of 2004.

Foreign Exchange (Loss/Gain). We realized foreign exchange losses of $35,000 and $770,000 during the years ended 2005 and 2004, respectively, from cash balances not held in United States dollars. This decrease is a result of having lower cash balances in Canadian dollars in 2005 than in 2004.

Loss from Continuing Operations

Loss from continuing operations for the year ended December 31, 2005 decreased 41.5% to $16.0 million from $27.3 million in 2004. The main factors contributing to the loss were the lower than expected revenues as a result of the mining problems related to the wall instability and the higher costs of commodities such as fuel, energy and tires. The decreased loss in 2005 compared to 2004 was due to the high cost of mining in 2004 as a result of moving 34 million tons of waste and ore compared to 21 million tons in 2005.

Loss from Discontinued Operations

On November 18, 2005, the Company sold its Nevada Assets to Jipangu. The Nevada Assets were therefore classified as discontinued operations. We incurred a loss from these discontinued operations of $6.2 million for the year ended December 31, 2005 as compared to a loss of $3.7 million for 2004.

Net Loss for the Year

Based on these factors, we incurred a net loss of $22.9 million, or $0.22 per share, for the year ended December 31, 2005, as compared to a loss of $31.0 million, or $0.39 per share, for the year ended December 31, 2004.

Financial Condition and Liquidity

To date, we have funded our operations primarily through issuances of debt and equity securities, the sale of the Nevada Assets and sale of surplus assets. At December 31, 2005, we had cash of $0.1 million, compared to cash and short-term investments of $6.9 million at December 31, 2004. The decrease in cash from December 31, 2004 is primarily the result of operating cash outflows of $11.3 million and investing activities of $1.4 million. The cash outflows were offset in part by proceeds of $5.9 million from sales of our common shares. At March 1, 2006, we had cash and short-term investments of $7.5 million, which includes the $11.0 million released in January 2006 from the restricted cash account held at December 31, 2005 as collateral security for the convertible debenture and the $3.5 million private placement by Jipangu in January 2006, less the payment of $2.6 million made to the lien holders of Black Fox.

In 2005, cash provided by investing activities totaled $1.4 million. Proceeds from the sale of the Nevada Assets were $14.0 million, proceeds from the sale of spare property, plant and equipment added a further $4.5 million and discontinued operations an additional $1.0 million. Capital expenditures were $5.5 million, of which $5.3 million were for the further development of the Black Fox project. In addition, $12.7 million was held as restricted cash, $1.7 million of which was for the Montana Tunnels reclamation liability and the balance of $11.0 million as cash collateral security for the $8.8 million convertible debentures. Restricted cash of $11.0 million was released January 2006. For further details, see Note 21 of the “Notes to the Consolidated Financial Statements” in our Annual Report on Form 10-K.

During the year ended December 31, 2005, financing activities provided $3.2 million in cash, from (a) completing in January 2005 the second tranche of a registered offering of 4,199,998 units with an issue price of $0.75 for proceeds of $2.8 million, net of expenses of $0.3 million and fair value of broker’s compensation warrants of $0.2 million and (b) completing in June, 2005, the sale to Jipangu of 10,000,000 common shares at $0.32 per share, proceeds from which amounted to $3.2 million, net of expenses of $32,000. During 2005, $0.8 million in equipment leases were paid off and discontinued operations accounted for a further cash outflow of $2.0 million mainly in the form of payment of equipment leases prior to the sale of the Nevada Assets to Jipangu.

Our current funds are not sufficient to fund our projected 2006 expenditures of $3.1 million at Black Fox and $2.3 million for exploration at Huizopa, as well as the Montana Tunnels mine. In March 2006, the Company adopted a plan to sell Montana Tunnels Mining, Inc., which owns the Montana Tunnels and Diamond Hill mines, the proceeds from which, together with our cash on hand, would provide us with sufficient liquidity to complete all planned activities for 2006. If we do not sell Montana Tunnels Mining, Inc., we expect to seek alternative financing solutions, which may include entering into a joint venture with respect to the mine, selling debt or equity securities, or selling the Montana Tunnels assets. Sales of debt or equity securities may include Canadian flow-through financing to further fund a portion of our Black Fox exploration activities.

Apollo Gold Corporation

Apollo Gold is a gold mining and exploration company with a mine in Montana, the Black Fox advanced stage development project in Ontario, Canada, and the Huizopa Project, an early stage exploration project in the Sierra Madre Gold Belt in Chihuahua, Mexico.

Contact Information:
Investor Relations - Marlene Matsuoka
Phone: 720-886-9656 Ext. 217    Toll Free: 1-877-465-3484
E-mail: info@apollogold.com    Website: www.apollogold.com

FORWARD-LOOKING STATEMENTS
This press release includes certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1955 with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts.  Words such as "expects," "anticipates," "intends," believes," and similar expressions identify forward looking statements.  These statements include comments regarding: the completion of the drilling program, publishing of reserve calculations, continued milling from stockpile material, use of funds, availability of funds, ability to fund our working capital and exploration and development expenditures for the next twelve months, estimated exploration and development expenditures.  These forward looking statements are subject to numerous risks, uncertainties and assumptions including unexpected changes in business and economic conditions; variations in ore grade, tonnes mined, crushed or milled; the results of independent Canadian NI 43-101 reports; the outcome of assays and additional exploration sampling and drilling efforts; pit slides at our mining properties, results of current and future exploration activities; weather fluctuations; timing and availability of external financing on acceptable terms; significant increases or decreases in gold, silver, or lead prices; and other factors in our Form 10-K for the year ended December 31, 2005.  There can be no assurance that future developments affecting the Company will be those anticipated by management.  The forecasts contained in this press release constitute management's current estimates, as of the date of this press release, with respect to the matters covered thereby.  We disclaim any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

APOLLO GOLD CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
		(Restated - Note 3(h))

ASSETS	(In thousands of
CURRENT	U.S. Dollars)
Cash and cash equivalents (Note 1)	$127	$6,886
Accounts receivable	2,638	2,963
Prepaids	400	109
Inventories (Note 5)	1,708	2,192
Current assets related to discontinued operations (Note 4)	-	10,510
Total current assets	4,873	22,660
Property, plant and equipment (Note 6)	40,045	37,599
Restricted certificates of deposit (Note 7)	17,043	4,371
Deferred financing costs (Note 9)	584	901
Non-current assets related to discontinued operations (Note 4)	-	32,104
TOTAL ASSETS	$62,545	$97,635
LIABILITIES
CURRENT
Accounts payable	$7,185	$6,007
Accrued liabilities	1,841	1,795
Notes payable (Note 8)	596	789
Property and mining taxes payable	1,172	1,070
Current liabilities related to discontinued operations (Note 4)	-	8,224
Total current liabilities	10,794	17,885
Notes payable (Note 8)	75	423
Convertible debenture (Note 9)	6,601	5,538
Accrued site closure costs (Note 11)	12,634	11,753
Non-current liabilities related to discontinued operations (Note 4)	-	14,815
TOTAL LIABILITIES	30,104	50,414

Continuing operations (Note 1)
Commitments and contingencies (Note 15)

SHAREHOLDERS’ EQUITY
Share capital (Note 12)	148,295	141,795
Issuable common shares	231	231
Equity component of convertible debentures (Note 9)	1,809	1,815
Note warrants (Note 9)	781	781
Contributed surplus (Note 12)	10,561	9,627
Deficit	(129,236)	(107,028)
TOTAL SHAREHOLDERS’ EQUITY	32,441	47,221
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$62,545	$97,635

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2004	2003
		(Restated - Note 3(h))	(Restated - Note 3(h))

	(In thousands of U.S. dollars, except for share and per share amounts)
REVENUE
Revenue from sale of minerals	$43,254	$38,254	$30,858
OPERATING EXPENSES
Direct operating costs	48,357	52,473	34,184
Depreciation and amortization	2,551	2,640	6,135
General and administrative expenses	7,588	7,095	4,651
Stock-based compensation	597	767	376
Accretion expense - accrued site closures costs	881	820	500
Exploration and business development	918	1,051	2,117
	60,892	64,846	47,963
OPERATING LOSS	(17,638)	(26,592)	(17,105)
OTHER INCOME (EXPENSES)
Interest income	397	313	213
Interest expense	(2,533)	(252)	(205)
Gain on sale of property, plant and equipment	3,848	6	76
Foreign exchange (loss) gain and other	(35)	(770)	1,231
LOSS FROM CONTINUING OPERATIONS FOR THE YEAR	(15,961)	(27,295)	(15,790)
(LOSS) INCOME FROM DISCONTINUED OPERATIONS FOR THE YEAR (Note 4)	(6,247)	(3,712)	1,700
NET LOSS FOR THE YEAR	$(22,208)	$(31,007)	$(14,090)

BASIC AND DILUTED NET LOSS PER SHARE FROM:
Continuing operations	$(0.16)	$(0.34)	$(0.29)
Discontinued operations	(0.06)	(0.05)	0.03
	$(0.22)	$(0.39)	$(0.26)
BASIC AND DILUTED WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING	101,811,291	78,716,042	54,536,679

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2005	2004	2003
		(Restated - Note 3(h))	(Restated - Note 3(h))
	(In thousands of U.S. dollars)
OPERATING ACTIVITIES
Loss from continuing operations for the year	$(15,961)	$(27,295)	$(15,790)
Items not affecting cash:
Depreciation and amortization	2,551	2,640	6,135
Amortization of deferred financing costs	319	53	-
Stock-based compensation	597	767	376
Accretion expense - accrued site closure costs	881	820	500
Accretion expense - convertible debenture, net of interest paid	1,085	(92)	-
Gain on sale of property, plant and equipment	(3,848)	(6)	(76)
Reclamation and closure costs and other	372	6	(180)
Bridge loan compensation warrants	-	275	-
Net change in non-cash operating working capital items (Note 17)	1,845	3,423	(1,094)
Discontinued operations	848	(1,299)	6,999
Net cash used in operating activities	(11,311)	(20,708)	(3,130)
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(5,487)	(13,018)	(8,518)
Short-term investments	-	5,855	(5,855)
Proceeds from disposal of property, plant and equipment	4,526	-	339
Restricted certificate of deposit and other assets	(12,671)	(1,286)	(1,320)
Proceeds from disposition of discontinued operations	14,000	-	-
Discontinued operations	1,022	(9,587)	(3,260)
Net cash provided by (used in) investing activities	1,390	(18,036)	(18,614)
FINANCING ACTIVITIES
Proceeds on issuance of shares	5,944	6,994	37,702
Proceeds from exercise of warrants and options	-	8,931	3,937
Proceeds from bridge loan	-	3,000	-
Repayment of bridge loan	-	(3,000)	-
Acquisition and cancellation of shares	-	(48)	-
Issuance of flow-through common shares	-	515	-
Proceeds on issuance of convertible debentures, net	-	7,525	-
Proceeds from notes payable	-	-	1,259
Payments of notes payable	(752)	(1,478)	(1,293)
Discontinued operations	(2,030)	(2,641)	(2,435)
Net cash provided by financing activities	3,162	19,798	39,170
NET (DECREASE) INCREASE IN CASH	(6,759)	(18,946)	17,426
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	6,886	25,832	8,406
CASH AND CASH EQUIVALENTS, END OF YEAR	$127	$6,886	$25,832
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$1,204	$560	$544
Income taxes paid	$-	$-	$-